Exhibit 4.13

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
The following description of our common shares, our 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares (the “Series A Preferred Shares”), our 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares (the “Series B Preferred Shares”), and certain provisions of Delaware law and our amended and restated limited liability company agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Operating Agreement”) does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to, all of the provisions of our Operating Agreement and Delaware law.
For purposes of this summary, (i) the term “Company” refers only to Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company, and not to any of its subsidiaries and (ii) the terms “our”, “us”, and “we” refer to the Company and its consolidated subsidiaries, unless the context requires otherwise.
Authorized Shares
Our authorized shares consist of:
• 2,000,000,000 common shares, par value $0.01 per share (“common shares”); and
• 200,000,000 preferred shares, par value $0.01 per share (“preferred shares”), 3,450,000 of which are designated as Series A Preferred Shares and 4,600,000 of which are designated as Series B Preferred Shares.
All the outstanding shares of our common shares and our Series A Preferred Shares and Series B Preferred Shares are fully paid and non-assessable.
Common Shares
No holder of common shares is entitled to preemptive, preferential or similar rights or redemption or conversion rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our Operating Agreement, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.
Each holder of common shares is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Except as provided with respect to any other class or series of shares, the holders of our common shares will possess the exclusive right to vote for the election of directors and for all other purposes. Our Operating Agreement does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common shares can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors.
Although we currently intend to pay regular quarterly dividends to holders of our common shares, we may change our dividend policy at any time. Our net cash provided by operating activities has been less than the amount of distributions to our shareholders. The declaration and payment of dividends to holders of our common shares will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including actual results of operations, liquidity and financial condition, net cash provided by operating activities, restrictions imposed by applicable law, our taxable income, our operating expenses and other factors our board of directors deem relevant. In addition, while any Series A Preferred Shares or Series B Preferred Shares remain outstanding, unless the full cumulative distributions on past distribution periods for such shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions set aside, we are generally prohibited from declaring and paying or setting aside any dividends on our common shares. See “Series A Preferred Shares—Priority Regarding Distributions” and “Series B Preferred Shares—Priority Regarding Distributions.” Any rights of holders of our common shares to receive dividends, if any, declared from time to time by our board of directors out of legally available funds will also be subject to any preferred rights of holders of any additional preferred shares that we may issue in the future.

Our long term goal is to maintain a payout ratio of between 50-60% of funds available for distribution, with remaining amounts used primarily to fund our future acquisitions and opportunities. There can be no assurance that we will continue to pay dividends in amounts or on a basis consistent with prior distributions to our investors, if at all. Because we are a holding company and have no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we receive from our subsidiaries and our ability to receive distributions from our subsidiaries may be limited by the financing agreements to which they are subject. In addition, pursuant to the amended and restated partnership agreement of Fortress Worldwide Transportation and Infrastructure General Partnership, the General Partner will be entitled to receive incentive allocations before any amounts are distributed by the Company based both on our consolidated net income and capital gains income in each fiscal quarter and for each fiscal year, respectively.
Each holder of our common shares is admitted as a member of our limited liability company and deemed to have agreed to be bound by the terms of the Operating Agreement. Pursuant to the Operation Agreement, each holder of our common shares grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the Operating Agreement.
In the event of our liquidation, dissolution or winding up, the holders of our common shares are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred shares prior to distribution.
Our common shares trade on the New York Stock Exchange (“NYSE”) under the symbol “FTAI”.
Series A Preferred Shares
General
The Operating Agreement authorizes the Company to issue up to 200,000,000 preferred shares in one or more series, and the Company’s board of directors is authorized to fix the number of shares of each series and determine the rights, designations, preferences, powers and duties of any such series. The “8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares” are designated as one series of our authorized preferred shares, consisting of 3,450,000 Series A Preferred Shares.
The Series A Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series A Preferred Shares rank junior to all of our current and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The Series A Preferred Shares have a fixed liquidation preference of $25.00 per Series A Preferred Share, plus an amount equal to accumulated and unpaid distributions thereon, if any, to, but excluding, the date of payment, whether or not declared; provided that the rights of the holders of Series A Preferred Shares to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities (as defined below) and to the other matters described under “—Liquidation Rights”.
All of the Series A Preferred Shares are represented by a single certificate issued to The Depository Trust Company (and its successors or assigns or any other securities depositary selected by us) (the “Securities Depositary”) and registered in the name of its nominee. So long as a Securities Depositary has been appointed and is serving, no person acquiring Series A Preferred Shares will be entitled to receive a certificate representing such Series A Preferred Shares unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System”.
Each holder of Series A Preferred Shares is admitted as a member of our limited liability company and deemed to have agreed to be bound by the terms of the Operating Agreement. Pursuant to the Operating Agreement, each holder of Series A Preferred Shares grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the Operating Agreement.
Our Series A Preferred Shares trade on the NYSE under the symbol “FTAI PR A”.

Ranking
With respect to the payment of distributions and rights (including redemption rights) upon our liquidation, dissolution or winding up, the Series A Preferred Shares rank (i) senior and prior to our common shares and any class or series of preferred shares that by its terms is designated as ranking junior to the Series A Preferred Shares, (ii) pari passu with any class or series of preferred shares that by its terms is designated as ranking equal to the Series A Preferred Shares or does not state it is junior or senior to the Series A Preferred Shares (including our Series B Preferred Shares), (iii) junior to any class or series of preferred shares that is expressly designated as ranking senior to the Series A Preferred Shares (subject to receipt of any requisite consents prior to issuance) and (iv) effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common shares or preferred shares) and other liabilities and to all liabilities and any preferred equity of our existing subsidiaries and any future subsidiaries.
The Series A Preferred Shares are not convertible into, or exchangeable for, shares of any other class or series of our Capital Stock (as defined herein) or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase the Series A Preferred Shares. The Series A Preferred Shares are not secured, are not guaranteed by us or any of our affiliates and are not subject to any other arrangement that legally or economically enhances the ranking of the Series A Preferred Shares.
Distributions
Holders of the Series A Preferred Shares are entitled to receive, only when, as, and if declared by our board of directors, out of funds legally available for such purpose, cumulative cash distributions based on the stated liquidation preference of $25.00 per Series A Preferred Share at a rate equal to (i) from, and including, the original issue date of the Series A Preferred Shares to, but excluding, September 15, 2024 (the “Series A Fixed Rate Period”), 8.25% per annum, and (ii) beginning September 15, 2024 (the “Series A Floating Rate Period”), Three-Month LIBOR (as defined below) plus a spread of 688.6 basis points per annum and that sum will be the distribution rate for the applicable Distribution Period. A “Distribution Period” means the period from, and including, each Distribution Payment Date (as defined below) to, but excluding, the next succeeding Distribution Payment Date, except for the initial Distribution Period, which is the period from, and including, the original issue date of the Series A Preferred Shares to, but excluding, the next succeeding Distribution Payment Date.
When, as, and if declared by our board of directors, we pay cash distributions on the Series A Preferred Shares quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year (each such date, a “Distribution Payment Date”), which payments began on December 15, 2019. We pay cash distributions to the holders of record of Series A Preferred Shares as they appear on our share register on the applicable record date, which for any Distribution Payment Date shall be the 1st calendar day of the month of such Distribution Payment Date or such other record date fixed by our board of directors as the record date for such Distribution Payment Date that is not more than 60 nor less than 10 days prior to such Distribution Payment Date.
So long as the Series A Preferred Shares are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series A Preferred Shares in accordance with the instructions of such beneficial owners.
If any Distribution Payment Date on or prior to September 15, 2024 is a day that is not a business day (as defined below), then declared distributions with respect to that Distribution Payment Date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any Distribution Payment Date after September 15, 2024 is a day that is not a business day, then the Distribution Payment Date will be the immediately succeeding business day, and distributions will accrue to the Distribution Payment Date. A “business day” for the Series A Fixed Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed. A “business day” for the Series A Floating Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London banking day (as defined below).

We calculate distributions on the Series A Preferred Shares for the Series A Fixed Rate Period on the basis of a 360-day year consisting of twelve 30-day months. We calculate distributions on the Series A Preferred Shares for the Series A Floating Rate Period on the basis of the actual number of days in a Distribution Period and a 360-day year. Dollar amounts resulting from that calculation are rounded to the nearest cent, with one-half cent being rounded upward. Distributions on the Series A Preferred Shares will cease to accrue after the redemption date, as described below under “—Redemption”, unless we default in the payment of the redemption price of the Series A Preferred Shares called for redemption.
Distributions on the Series A Preferred Shares are not mandatory. However, distributions on the Series A Preferred Shares accrue from the original issue date, or the most recent Distribution Payment Date on which all accrued distributions have been paid, as applicable, whether or not we have earnings, whether or not there are funds legally available for the payment of those distributions and whether or not those distributions are declared. No interest, or sum in lieu of interest, is payable in respect of any distribution payment or payments on the Series A Preferred Shares which may be in arrears, and holders of the Series A Preferred Shares are not entitled to any distribution, whether payable in cash, property, or shares, in excess of full cumulative distributions described above.
If in the future we issue additional shares of the Series A Preferred Shares, distributions on those additional shares will accrue from the most recent Distribution Payment Date at the then-applicable distribution rate.
The distribution rate for each Distribution Period in the Series A Floating Rate Period will be determined by the calculation agent using Three-Month LIBOR as in effect on the second London banking day prior to the beginning of the Distribution Period, which date is referred to as the “distribution determination date” for the relevant Distribution Period. The calculation agent then will add Three-Month LIBOR as determined on the distribution determination date and the spread of 688.6 basis points per annum. Once the distribution rate for the Series A Preferred Shares is determined, the calculation agent will deliver that information to us and the transfer agent for the Series A Preferred Shares. Absent manifest error, the calculation agent’s determination of the distribution rate for a Distribution Period for the Series A Preferred Shares will be final. A “London banking day” is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.
As used in this description of Series A Preferred Shares, the term “Three-Month LIBOR” means the London interbank offered rate for deposits in U.S. dollars for a three month period (the “three-month LIBOR rate”), as that rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant distribution determination date, provided that:
(i) If no offered rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) on the relevant distribution determination date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with us, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.
(ii) Otherwise, the calculation agent in consultation with us will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the distribution determination date for loans in U.S. dollars to leading European banks for a three month period for the applicable Distribution Period in an amount of at least $1,000,000. If three quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.
(iii) Otherwise, Three-Month LIBOR for the next Distribution Period will be equal to Three-Month LIBOR in effect for the then-current Distribution Period or, in the case of the first Distribution Period in the Series A Floating Rate Period, the most recent three-month LIBOR rate on which Three-Month LIBOR could have been determined in accordance with the first sentence of this paragraph had the distribution rate been a floating rate during the Series A Fixed Rate Period.
In the event that Three-Month LIBOR is less than zero, Three-Month LIBOR shall be deemed to be zero.
Notwithstanding the foregoing clauses (i), (ii) and (iii):

(a) If the calculation agent determines on the relevant distribution determination date that LIBOR has been discontinued or is no longer viewed as an acceptable benchmark for securities like the Series A Preferred Shares (a “Series A LIBOR Event”), then the calculation agent will use a substitute or successor base rate that it has determined, in consultation with us, is the most comparable to LIBOR; provided that if the calculation agent determines there is an industry-accepted substitute or successor base rate, then the calculation agent shall use such substitute or successor base rate.
(b) If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent, in consultation with us, may determine what business day convention to use, the definition of business day, the distribution determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to LIBOR, or any adjustment to the applicable spread thereon, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.
Notwithstanding the foregoing, if the calculation agent determines in its sole discretion that there is no alternative rate that is a substitute or successor base rate for LIBOR, the calculation agent may, in its sole discretion, or if the calculation agent fails to do so, the Company may, appoint an independent financial advisor (“IFA”) to determine an appropriate alternative rate and any adjustments, and the decision of the IFA will be binding on the Company, the calculation agent and the holders of Series A Preferred Shares. If a Series A LIBOR Event has occurred, but for any reason an alternative rate has not been determined, an IFA has not determined an appropriate alternative rate and adjustments or an IFA has not been appointed, Three-Month LIBOR for the next Distribution Period to which the determination date relates shall be Three-Month LIBOR as in effect for the then-current Distribution Period; provided, that if this sentence is applicable with respect to the first Distribution Period in the Series A Floating Rate Period, the interest rate, business day convention and manner of calculating interest applicable during the Series A Fixed Rate Period will remain in effect during the Series A Floating Rate Period.
Priority Regarding Distributions
While any Series A Preferred Shares remain outstanding, unless the full cumulative distributions for all past Distribution Periods on all outstanding Series A Preferred Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside:
(1) no distribution will be declared and paid or set aside for payment on any Junior Securities (as defined below) (other than a distribution payable solely in shares of Junior Securities);
(2) no shares of Junior Securities will be repurchased, redeemed, or otherwise acquired for consideration by the Company or any of its subsidiaries, directly or indirectly (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange for or conversion into Junior Securities, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities or pursuant to a contractually binding requirement to buy Junior Securities pursuant to a binding agreement existing prior to the original issue date of the Series A Preferred Shares), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company or any of its subsidiaries; and
(3) no shares of Parity Securities will be repurchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries (other than pursuant to pro rata offers to purchase or exchange all, or a pro rata portion of Series A Preferred Shares and such Parity Securities or as a result of a reclassification of Parity Securities for or into other Parity Securities, or by conversion into or exchange for other Parity Securities or Junior Securities).
The foregoing limitations do not apply to (i) purchases or acquisitions of, or cash settlement in respect of, Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of our employment, severance, or consulting agreements) of ours or of any of our subsidiaries and (ii) any distribution in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan.
Accumulated distributions in arrears for any past Distribution Period may be declared by the board of directors and paid on any date fixed by the board of directors, whether or not a Distribution Payment Date, to holders of the Series A Preferred Shares on the record date for such payment, which may not be less than 10 days before such distribution. To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the Distribution Period applicable to the Series A Preferred Shares (e.g., monthly rather than quarterly), the board of directors may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the board of directors expects to have sufficient funds to pay the full cumulative distributions in respect of the Series A Preferred Shares on the next Distribution Payment Date.
Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series A Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series A Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series A Preferred Shares and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Series A Preferred Shares and Parity Securities at such time.
As used in this description of Series A Preferred Shares, (i) “Junior Securities” means our common shares and any other class or series of our Capital Stock (as defined below) over which the Series A Preferred Shares has preference or priority in the payment of distributions or in the distribution of assets on our liquidation, dissolution or winding up, (ii) “Parity Securities” means any other class or series of our Capital Stock that ranks equally with the Series A Preferred Shares in the payment of distributions and in the distribution of assets on our liquidation, dissolution or winding up (including our Series B Preferred Shares) and (iii) “Senior Securities” means any other class or series of our Capital Stock that has preference or priority over the Series A Preferred Shares in the payment of distributions or in the distribution of assets on our liquidation, dissolution or winding up.
Subject to the conditions described above, and not otherwise, distributions (payable in cash, shares, or otherwise), as may be determined by our board of directors, may be declared and paid on our common shares and any Junior Securities from time to time out of any funds legally available for such payment, and the holders of the Series A Preferred Shares will not be entitled to participate in those distributions.
Liquidation Rights
Upon our voluntary or involuntary liquidation, dissolution or winding up (“Liquidation”), the holders of the outstanding Series A Preferred Shares are entitled to be paid out of our assets legally available for distribution to our shareholders, before any distribution of assets is made to holders of common shares or any other Junior Securities, a liquidating distribution in the amount of a liquidation preference of $25.00 per share, plus an amount equal to accumulated and unpaid distributions thereon, if any, to, but excluding, the date of such liquidation distribution, whether or not declared, plus the sum of any declared and unpaid distributions for Distribution Periods prior to the Distribution Period in which the liquidation distribution is made and any declared and unpaid distributions for the then current Distribution Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of our remaining assets.
Distributions will be made only to the extent that our assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Shares. If, in the event of a Liquidation, we are unable to pay full liquidating distributions to the holders of all outstanding Series A Preferred Shares in accordance with the foregoing and to all Parity Securities in accordance with the terms thereof, then we will distribute our assets to those holders ratably in proportion to the liquidating distributions to which they would otherwise have received.
Our merger or consolidation with or into any other entity or by another entity with or into us or the sale, lease, exchange or other transfer of all or substantially all of our assets (for cash, securities or other consideration) will not be deemed to be a liquidation, dissolution or winding up. If we enter into any merger or consolidation transaction with or into any other entity and we are not the surviving entity in such transaction, the Series A Preferred Shares may be converted into shares of the surviving or successor entity or the direct or indirect parent of the surviving or successor entity having terms identical to the terms of the Series A Preferred Shares set forth in this description.

Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series A Preferred Shares, to participate in the distribution of assets of any of our subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against that subsidiary.
Conversion; Exchange and Preemptive Rights
The Series A Preferred Shares are not entitled to any preemptive rights or other rights to purchase or subscribe for our common shares or any other security, and are not convertible into or exchangeable for our common shares or any other security or property at the option of the holder.
Redemption
The Series A Preferred Shares are not subject to any mandatory redemption, sinking fund or other similar provisions.
Holders of Series A Preferred Shares do not have the right to require the redemption or repurchase of the Series A Preferred Shares.
Optional Redemption on or after September 15, 2024
We may redeem the Series A Preferred Shares, in whole or in part, at our option, at any time or from time to time on or after September 15, 2024 (“Series A Optional Redemption”), at the redemption price equal to $25.00 per Series A Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. We may undertake multiple Series A Optional Redemptions. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
Optional Redemption upon a Rating Event
At any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Series A Rating Event (as defined below), we may, at our option, redeem the Series A Preferred Shares in whole, but not in part, prior to September 15, 2024, at a redemption price per Series A Preferred Share equal to $25.50 (102% of the liquidation preference of $25.00), plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
“Series A Rating Event” means a change by any rating agency to the criteria employed by such rating agency as of the date of original issuance of the Series A Preferred Shares for purposes of assigning ratings to securities with features similar to the Series A Preferred Shares, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series A Preferred Shares, or (ii) a lower equity credit being given to the Series A Preferred Shares than the equity credit that would have been assigned to the Series A Preferred Shares by such rating agency pursuant to the current criteria.
Optional Redemption upon a Change of Control
If a Change of Control (as defined below) occurs, we may, at our option, redeem the Series A Preferred Shares, in whole but not in part, prior to September 15, 2024 and within 60 days after the occurrence of such Change of Control, at a price of $25.25 per Series A Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
If (i) a Change of Control occurs (whether before, on or after September 15, 2024) and (ii) we do not give notice prior to the 31st day following the Change of Control to redeem all the outstanding Series A Preferred Shares, the distribution rate per annum on the Series A Preferred Shares will increase by 5.00%, beginning on the 31st day following such Change of Control.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership, limited liability company or business trust, partnership, membership or beneficial interests (whether general or limited) or shares in the capital of a company; and (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person (but excluding from the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock).
“Change of Control” means the occurrence of the following:
(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders (as defined below), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50.0% of the voting power of the Company’s Voting Stock (as defined below); or
(2) (a) all or substantially all the assets of the Company and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any person other than a Wholly-Owned Restricted Subsidiary (as defined below) or one or more Permitted Holders or (b) the Company consolidates, amalgamates or merges with or into another person or any person consolidates, amalgamates or merges with or into the Company, in either case under this clause (2), in one transaction or a series of related transactions in which immediately after the consummation thereof persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing a majority of the total voting power of the Voting Stock of the Company, or the applicable surviving or transferee person; provided that this clause shall not apply (i) in the case where immediately after the consummation of the transactions Permitted Holders, directly or indirectly, beneficially own Voting Stock representing in the aggregate a majority of the total voting power of the Company, or the applicable surviving or transferee person, or (ii) to any consolidation, amalgamation or merger of the Company with or into (x) a corporation, limited liability company or partnership or (y) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no person or group (other than Permitted Holders), which beneficially owns Voting Stock representing 50.0% or more of the voting power of the total outstanding Voting Stock of such entity.
For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “person” or “group” for purposes of clause (1) above; provided that no “person” or “group” (other than the Permitted Holders) beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of such holding company.
“Control Investment Affiliate” means, as to any person, any other person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether by contract or otherwise.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Fortress” means Fortress Investment Group LLC.

“Management Group” means at any time, the Chairman of our board of directors, any President, any Executive Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Company or any of our subsidiaries at such time.
“Permitted Holders” means, collectively, Fortress, its Affiliates and the Management Group; provided that the definition of “Permitted Holders” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Restricted Subsidiary” means any “Restricted Subsidiary” under the Company’s senior unsecured notes.
“Voting Stock” of any person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the board of directors of such person.
“Wholly-Owned Restricted Subsidiary” means any wholly-owned subsidiary that is a Restricted Subsidiary.
The Change of Control redemption feature of the Series A Preferred Shares may, in certain circumstances, make more difficult or discourage a sale or takeover of our limited liability company or a member of the Company and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.
Optional Redemption upon a Tax Redemption Event
If a Series A Tax Redemption Event (as defined below) occurs, we may, at our option, redeem the Series A Preferred Shares, in whole but not in part, prior to September 15, 2024 and within 60 days after the occurrence of such Series A Tax Redemption Event, at a price of $25.25 per Series A Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
“Series A Tax Redemption Event” means, after the date the Series A Preferred Shares are first issued, due to (a) an amendment to, or a change in official interpretation of, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, or administrative guidance or (b) an administrative or judicial determination, (i) we are advised by nationally recognized counsel or a “Big Four” accounting firm that we will be treated as an association taxable as a corporation for U.S. Federal income tax purposes or otherwise subject to U.S. Federal income tax (other than any tax imposed pursuant to Section 6225 of the Code, as amended by the Bipartisan Budget Act of 2015), or (ii) we file an IRS Form 8832 (or successor form) electing that we be treated as an association taxable as a corporation for U.S. Federal income tax purposes.
Redemption Procedures
If we elect to redeem any Series A Preferred Shares, we will provide notice to the holders of record of the Series A Preferred Shares to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the Series A Preferred Shares are held in book-entry form through a Securities Depositary, we may give this notice in any manner permitted by such Securities Depositary). Any notice given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, and any defect in such notice or in the provision of such notice to any holder of Series A Preferred Shares designated for redemption will not affect the redemption of any other Series A Preferred Shares. Each notice of redemption shall state:
• the redemption date;
• the redemption price;
• if fewer than all Series A Preferred Shares are to be redeemed, the number of Series A Preferred Shares to be redeemed; and

• the manner in which holders of Series A Preferred Shares called for redemption may obtain payment of the redemption price in respect of those shares.
If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been deposited by us in trust with a bank or a Securities Depositary for the benefit of the holders of any Series A Preferred Shares so called for redemption, then from and after the redemption date such Series A Preferred Shares will no longer be deemed outstanding for any purpose, all distributions with respect to such Series A Preferred Shares shall cease to accrue after the redemption date and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In the case of any redemption of only part of the Series A Preferred Shares at the time outstanding, the Series A Preferred Shares to be redeemed will be selected either pro rata or by lot. Subject to the provisions set forth in this description, the board of directors will have the full power and authority to prescribe the terms and conditions upon which Series A Preferred Shares may be redeemed from time to time.
Voting Rights
Owners of Series A Preferred Shares do not have any voting rights, except as set forth below or as otherwise required by applicable law. To the extent that owners of Series A Preferred Shares are entitled to vote, each holder of Series A Preferred Shares will have one vote per share, except that when shares of any class or series of Parity Securities have the right to vote with the Series A Preferred Shares as a single class on any matter, the Series A Preferred Shares and the shares of each such Parity Securities will have one vote for each $25.00 of liquidation preference (for the avoidance of doubt, excluding accumulated distributions).
Whenever dividends on any shares of the Series A Preferred Shares are in arrears for six or more quarterly Distribution Periods, whether or not consecutive, the number of directors then constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any Other Voting Preferred Shares (as defined below)). The holders of the Series A Preferred Shares, voting together as a single class with the holders of any series of Parity Securities then outstanding upon which like voting rights have been conferred and are exercisable (any such series, the “Other Voting Preferred Shares”), will be entitled to vote, by the affirmative vote of a majority of the votes entitled to be cast, for the election of those two additional directors at a special meeting of the holders of the Series A Preferred Shares and such Other Voting Preferred Shares and at each subsequent annual meeting of the holders of our common shares at which such directors are up for reelection; provided that when all distributions accumulated on the Series A Preferred Shares for all past Distribution Periods and the then current Distribution Period shall have been fully paid, the right of holders of the Series A Preferred Shares to elect any directors will cease and, unless there are any Other Voting Preferred Shares entitled to vote for the election of directors, the term of office of those two directors will forthwith terminate, any directors elected by holders of the Series A Preferred Shares shall immediately resign and the number of directors constituting the board of directors shall be reduced accordingly. However, the right of the holders of the Series A Preferred Shares and any Other Voting Preferred Shares to elect two additional directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as described above. In no event shall the holders of the Series A Preferred Shares be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our Capital Stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred Shares and any Other Voting Preferred Shares exceed two.
If, at any time when the voting rights conferred upon the Series A Preferred Shares (as described above) are exercisable, any vacancy in the office of a director elected pursuant to the procedures described above shall occur, then such vacancy may be filled only by the remaining director or by the affirmative vote of a majority of the votes entitled to be cast by the holders of record of the outstanding Series A Preferred Shares and all Other Voting Preferred Shares, acting as a single class at a special meeting of such holders. Any director elected or appointed pursuant to the procedures described above may be removed at any time, with or without cause, only by the affirmative vote of holders of the outstanding Series A Preferred Shares and all Other Voting Preferred Shares, acting as a single class at a meeting of shareholders, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Shares and Other Voting Preferred Shares, and may not be removed by the holders of our common shares.

While any Series A Preferred Shares remain outstanding, we will not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series A Preferred Shares and all Other Voting Preferred Shares, acting as a single class, (i) authorize, create or issue any Senior Securities or reclassify any authorized Capital Stock into any Senior Securities or issue any obligation or security convertible into or evidencing the right to purchase any Senior Securities or (ii) amend, alter or repeal any provision of the Operating Agreement, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series A Preferred Shares; provided that in the case of clause (ii) above, if such amendment affects materially and adversely the rights, designations, preferences, powers and duties of one or more but not all of the classes or series of the Other Voting Preferred Shares (including the Series A Preferred Shares for this purpose), only the consent of the holders of at least 66 2/3% in voting power of the outstanding shares of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of 66 2/3% of the Other Voting Preferred Shares (including the Series A Preferred Shares for this purpose) as a class. However, we may create additional series or classes of Parity Securities and Junior Securities and issue additional classes or series of Parity Securities and Junior Securities without notice to or the consent of any holder of the Series A Preferred Shares; provided, however, that, in the case of Parity Securities, the full cumulative distributions for all past Distribution Periods on all outstanding Series A Preferred Shares shall have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside.
Notwithstanding the foregoing, none of the following will be deemed to affect the powers, preferences or special rights of the Series A Preferred Shares:
• any increase in the amount of authorized common shares or authorized preferred shares, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of Capital Stock, in each case ranking on parity with or junior to the Series A Preferred Shares as to distributions or distribution of assets upon our liquidation, dissolution or winding up;
• a merger or consolidation of us with or into another entity in which the Series A Preferred Shares remain outstanding with identical terms as existing immediately prior to such merger or consolidation; and
• a merger or consolidation of us with or into another entity in which the Series A Preferred Shares are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have terms identical (other than the identity of the issuer) to the terms of the Series A Preferred Shares.
The foregoing voting rights of the holders of Series A Preferred Shares shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and we shall have set aside sufficient funds for the benefit of holders of Series A Preferred Shares to effect the redemption.
Forum Selection
Each person that holds or has held a Series A Preferred Share and each person that holds or has held any beneficial interest in a Series A Preferred Share (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings against us, or any director, officer, employee, control person, underwriter or agent of the Company or its affiliates, asserted under United States federal securities laws, otherwise arising under such laws, or that could have been asserted as a claim arising under such laws, shall be exclusively brought in the federal district courts of the United States of America (except, and only to the extent, that any such claims, actions or proceedings are of a type for which a member may not waive its right to maintain a legal action or proceeding in the courts of the State of Delaware with respect to matters relating to the organization or internal affairs of the Company as set forth under Section 18-109(d) of the Delaware Limited Liability Company Act); (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; and (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper.

Book-Entry System
All Series A Preferred Shares are represented by a single certificate issued to the Securities Depositary, and registered in the name of the Securities Depositary or its nominee, and no holder of the Series A Preferred Shares is entitled to receive a certificate evidencing Series A Preferred Shares unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Series A Preferred Shares will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Series A Preferred Shares, each holder of Series A Preferred Shares must rely on (i) the procedures of the Securities Depositary and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series A Preferred Shares and (ii) the records of the Securities Depositary and its participants to evidence its ownership of such Series A Preferred Shares.
So long as the Securities Depositary (or its nominee) is the sole holder of the Series A Preferred Shares, no beneficial holder of the Series A Preferred Shares will be deemed to be a holder of Series A Preferred Shares. The Depository Trust Company, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series A Preferred Shares, whether as a holder of the Series A Preferred Shares for its own account or as a nominee for another holder of the Series A Preferred Shares.
Series B Preferred Shares
General
The Operating Agreement authorizes the Company to issue up to 200,000,000 preferred shares in one or more series, and the Company’s board of directors is authorized to fix the number of shares of each series and determine the rights, designations, preferences, powers and duties of any such series. The “8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares” are designated as one series of our authorized preferred shares, consisting of 4,600,000 Series B Preferred Shares.
The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Shares rank junior to all of our current and future indebtedness and other liabilities with respect to assets available to satisfy claims against us. The Series B Preferred Shares have a fixed liquidation preference of $25.00 per Series B Preferred Share, plus an amount equal to accumulated and unpaid distributions thereon, if any, to, but excluding, the date of payment, whether or not declared; provided that the rights of the holders of Series B Preferred Shares to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities (as defined below) and to the other matters described under “—Liquidation Rights”.
All of the Series B Preferred Shares are represented by a single certificate issued to the Securities Depositary and registered in the name of its nominee. So long as a Securities Depositary has been appointed and is serving, no person acquiring Series B Preferred Shares will be entitled to receive a certificate representing such Series B Preferred Shares unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System”.
Each holder of Series B Preferred Shares is admitted as a member of our limited liability company and deemed to have agreed to be bound by the terms of the Operating Agreement. Pursuant to the Operating Agreement, each holder of Series B Preferred Shares grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the Operating Agreement.
Our Series B Preferred Shares trade on the NYSE under the symbol “FTAI PR B”.

Ranking
With respect to the payment of distributions and rights (including redemption rights) upon our liquidation, dissolution or winding up, the Series B Preferred Shares rank (i) senior and prior to our common shares and any class or series of preferred shares that by its terms is designated as ranking junior to the Series B Preferred Shares, (ii) pari passu with any class or series of preferred shares that by its terms is designated as ranking equal to the Series B Preferred Shares or does not state it is junior or senior to the Series B Preferred Shares (including our Series A Preferred Shares), (iii) junior to any class or series of preferred shares that is expressly designated as ranking senior to the Series B Preferred Shares (subject to receipt of any requisite consents prior to issuance) and (iv) effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common shares or preferred shares) and other liabilities and to all liabilities and any preferred equity of our existing subsidiaries and any future subsidiaries.
The Series B Preferred Shares are not convertible into, or exchangeable for, shares of any other class or series of our Capital Stock or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase the Series B Preferred Shares. The Series B Preferred Shares are not secured, are not guaranteed by us or any of our affiliates and are not subject to any other arrangement that legally or economically enhances the ranking of the Series B Preferred Shares.
Distributions
Holders of the Series B Preferred Shares are entitled to receive, only when, as, and if declared by our board of directors, out of funds legally available for such purpose, cumulative cash distributions based on the stated liquidation preference of $25.00 per Series B Preferred Share at a rate equal to (i) from, and including, the original issue date of the Series B Preferred Shares to, but excluding, December 15, 2024 (the “Series B Fixed Rate Period”), 8.00% per annum, and (ii) beginning December 15, 2024 (the “Series B Floating Rate Period”), Three-Month LIBOR (as defined below) plus a spread of 644.7 basis points per annum. A “Distribution Period” means the period from, and including, each Distribution Payment Date to, but excluding, the next succeeding Distribution Payment Date, except for the initial Distribution Period, which is the period from, and including, the original issue date of the Series B Preferred Shares to, but excluding, the next succeeding Distribution Payment Date.
When, as, and if declared by our board of directors, we pay cash distributions on the Series B Preferred Shares quarterly, in arrears, on each Distribution Payment Date, beginning on March 15, 2020. We pay cash distributions to the holders of record of Series B Preferred Shares as they appear on our share register on the applicable record date, which for any Distribution Payment Date shall be the 1st calendar day of the month of such Distribution Payment Date or such other record date fixed by our board of directors as the record date for such Distribution Payment Date that is not more than 60 nor less than 10 days prior to such Distribution Payment Date.
So long as the Series B Preferred Shares are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series B Preferred Shares in accordance with the instructions of such beneficial owners.
If any Distribution Payment Date on or prior to December 15, 2024 is a day that is not a business day (as defined below), then declared distributions with respect to that Distribution Payment Date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any Distribution Payment Date after December 15, 2024 is a day that is not a business day, then the Distribution Payment Date will be the immediately succeeding business day, and distributions will accrue to the Distribution Payment Date. A “business day” for the Series B Fixed Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed. A “business day” for the Series B Floating Rate Period means any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London banking day (as defined below).
We calculate distributions on the Series B Preferred Shares for the Series B Fixed Rate Period on the basis of a 360-day year consisting of twelve 30-day months. We calculate distributions on the Series B Preferred Shares for the Series B Floating Rate Period on the basis of the actual number of days in a Distribution Period and a 360-day year.

Dollar amounts resulting from that calculation are rounded to the nearest cent, with one-half cent being rounded upward. Distributions on the Series B Preferred Shares will cease to accrue after the redemption date, as described below under “—Redemption”, unless we default in the payment of the redemption price of the Series B Preferred Shares called for redemption.
Distributions on the Series B Preferred Shares are not mandatory. However, distributions on the Series B Preferred Shares accrue from the original issue date, or the most recent Distribution Payment Date on which all accrued distributions have been paid, as applicable, whether or not we have earnings, whether or not there are funds legally available for the payment of those distributions and whether or not those distributions are declared. No interest, or sum in lieu of interest, is payable in respect of any distribution payment or payments on the Series B Preferred Shares which may be in arrears, and holders of the Series B Preferred Shares are not entitled to any distribution, whether payable in cash, property, or shares, in excess of full cumulative distributions described above.
If in the future we issue additional shares of the Series B Preferred Shares, distributions on those additional shares will accrue from the most recent Distribution Payment Date at the then-applicable distribution rate.
The distribution rate for each Distribution Period in the Series B Floating Rate Period will be determined by the calculation agent using Three-Month LIBOR as in effect on the second London banking day prior to the beginning of the Distribution Period, which date is referred to as the “distribution determination date” for the relevant Distribution Period. The calculation agent then will add Three-Month LIBOR as determined on the distribution determination date and the spread of 644.7 basis points per annum, and that sum will be the distribution rate for the applicable Distribution Period. Once the distribution rate for the Series B Preferred Shares is determined, the calculation agent will deliver that information to us and the transfer agent for the Series B Preferred Shares. Absent manifest error, the calculation agent’s determination of the distribution rate for a Distribution Period for the Series B Preferred Shares will be final. A “London banking day” is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.
As used in this description of Series B Preferred Shares, the term “Three-Month LIBOR” means the London interbank offered rate for deposits in U.S. dollars for a three month period (the “three-month LIBOR rate”), as that rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant distribution determination date, provided that:
(i) If no offered rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) on the relevant distribution determination date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with us, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.
(ii) Otherwise, the calculation agent in consultation with us will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the distribution determination date for loans in U.S. dollars to leading European banks for a three month period for the applicable Distribution Period in an amount of at least $1,000,000. If three quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.
(iii) Otherwise, Three-Month LIBOR for the next Distribution Period will be equal to Three-Month LIBOR in effect for the then-current Distribution Period or, in the case of the first Distribution Period in the Series B Floating Rate Period, the most recent three-month LIBOR rate on which Three-Month LIBOR could have been determined in accordance with the first sentence of this paragraph had the distribution rate been a floating rate during the Series B Fixed Rate Period.
In the event that Three-Month LIBOR is less than zero, Three-Month LIBOR shall be deemed to be zero.
Notwithstanding the foregoing clauses (i), (ii) and (iii):
(a) If the calculation agent determines on the relevant distribution determination date that LIBOR has been discontinued or is no longer viewed as an acceptable benchmark for securities like the Series B Preferred

Shares (a “Series B LIBOR Event”), then the calculation agent will use a substitute or successor base rate that it has determined, in consultation with us, is the most comparable to LIBOR; provided that if the calculation agent determines there is an industry-accepted substitute or successor base rate, then the calculation agent shall use such substitute or successor base rate.
(b) If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent, in consultation with us, may determine what business day convention to use, the definition of business day, the distribution determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to LIBOR, or any adjustment to the applicable spread thereon, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.
Notwithstanding the foregoing, if the calculation agent determines in its sole discretion that there is no alternative rate that is a substitute or successor base rate for LIBOR, the calculation agent may, in its sole discretion, or if the calculation agent fails to do so, the Company may, appoint an IFA to determine an appropriate alternative rate and any adjustments, and the decision of the IFA will be binding on the Company, the calculation agent and the holders of Series B Preferred Shares. If a Series B LIBOR Event has occurred, but for any reason an alternative rate has not been determined, an IFA has not determined an appropriate alternative rate and adjustments or an IFA has not been appointed, Three-Month LIBOR for the next Distribution Period to which the determination date relates shall be Three-Month LIBOR as in effect for the then-current Distribution Period; provided, that if this sentence is applicable with respect to the first Distribution Period in the Series B Floating Rate Period, the interest rate, business day convention and manner of calculating interest applicable during the Series B Fixed Rate Period will remain in effect during the Series B Floating Rate Period.
Priority Regarding Distributions
While any Series B Preferred Shares remain outstanding, unless the full cumulative distributions for all past Distribution Periods on all outstanding Series B Preferred Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside:
(1) no distribution will be declared and paid or set aside for payment on any Junior Securities (as defined below) (other than a distribution payable solely in shares of Junior Securities);
(2) no shares of Junior Securities will be repurchased, redeemed, or otherwise acquired for consideration by the Company or any of its subsidiaries, directly or indirectly (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange for or conversion into Junior Securities, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities or pursuant to a contractually binding requirement to buy Junior Securities pursuant to a binding agreement existing prior to the original issue date of the Series B Preferred Shares), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company or any of its subsidiaries; and
(3) no shares of Parity Securities will be repurchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries (other than pursuant to pro rata offers to purchase or exchange all, or a pro rata portion of Series B Preferred Shares and such Parity Securities or as a result of a reclassification of Parity Securities for or into other Parity Securities, or by conversion into or exchange for other Parity Securities or Junior Securities).
The foregoing limitations do not apply to (i) purchases or acquisitions of, or cash settlement in respect of, Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of our employment, severance, or consulting agreements) of ours or of any of our subsidiaries and (ii) any distribution in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan.
Accumulated distributions in arrears for any past Distribution Period may be declared by the board of directors and paid on any date fixed by the board of directors, whether or not a Distribution Payment Date, to holders of the Series B Preferred Shares on the record date for such payment, which may not be less than 10 days before such distribution. To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the Distribution Period applicable to the Series B Preferred Shares (e.g., monthly rather than quarterly), the board of directors may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the board of directors expects to have sufficient funds to pay the full cumulative distributions in respect of the Series B Preferred Shares on the next Distribution Payment Date.
Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series B Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Series B Preferred Shares and Parity Securities at such time.
As used in this description of Series B Preferred Shares, (i) “Junior Securities” means our common shares and any other class or series of our Capital Stock over which the Series B Preferred Shares has preference or priority in the payment of distributions or in the distribution of assets on our liquidation, dissolution or winding up, (ii) “Parity Securities” means any other class or series of our Capital Stock that ranks equally with the Series B Preferred Shares in the payment of distributions and in the distribution of assets on our liquidation, dissolution or winding up (including our Series A Preferred Shares) and (iii) “Senior Securities” means any other class or series of our Capital Stock that has preference or priority over the Series B Preferred Shares in the payment of distributions or in the distribution of assets on our liquidation, dissolution or winding up.
Subject to the conditions described above, and not otherwise, distributions (payable in cash, shares, or otherwise), as may be determined by our board of directors, may be declared and paid on our common shares and any Junior Securities from time to time out of any funds legally available for such payment, and the holders of the Series B Preferred Shares will not be entitled to participate in those distributions.
Liquidation Rights
Upon our voluntary or involuntary Liquidation, the holders of the outstanding Series B Preferred Shares are entitled to be paid out of our assets legally available for distribution to our shareholders, before any distribution of assets is made to holders of common shares or any other Junior Securities, a liquidating distribution in the amount of a liquidation preference of $25.00 per share, plus an amount equal to accumulated and unpaid distributions thereon, if any, to, but excluding, the date of such liquidation distribution, whether or not declared, plus the sum of any declared and unpaid distributions for Distribution Periods prior to the Distribution Period in which the liquidation distribution is made and any declared and unpaid distributions for the then current Distribution Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of our remaining assets.
Distributions will be made only to the extent that our assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series B Preferred Shares. If, in the event of a Liquidation, we are unable to pay full liquidating distributions to the holders of all outstanding Series B Preferred Shares in accordance with the foregoing and to all Parity Securities in accordance with the terms thereof, then we will distribute our assets to those holders ratably in proportion to the liquidating distributions to which they would otherwise have received.
Our merger or consolidation with or into any other entity or by another entity with or into us or the sale, lease, exchange or other transfer of all or substantially all of our assets (for cash, securities or other consideration) will not be deemed to be a liquidation, dissolution or winding up. If we enter into any merger or consolidation transaction with or into any other entity and we are not the surviving entity in such transaction, the Series B Preferred Shares may be converted into shares of the surviving or successor entity or the direct or indirect parent of the surviving or successor entity having terms identical to the terms of the Series B Preferred Shares set forth in this description.
Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series B Preferred Shares, to participate in the distribution of assets of any of our subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against that subsidiary.
Conversion; Exchange and Preemptive Rights
The Series B Preferred Shares are not entitled to any preemptive rights or other rights to purchase or subscribe for our common shares or any other security, and are not convertible into or exchangeable for our common shares or any other security or property at the option of the holder.
Redemption
The Series B Preferred Shares are not subject to any mandatory redemption, sinking fund or other similar provisions.
Holders of Series B Preferred Shares do not have the right to require the redemption or repurchase of the Series B Preferred Shares.
Optional Redemption on or after December 15, 2024
We may redeem the Series B Preferred Shares, in whole or in part, at our option, at any time or from time to time on or after December 15, 2024 (“Series B Optional Redemption”), at the redemption price equal to $25.00 per Series B Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. We may undertake multiple Series B Optional Redemptions. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
Optional Redemption upon a Rating Event
At any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Series B Rating Event (as defined below), we may, at our option, redeem the Series B Preferred Shares in whole, but not in part, prior to December 15, 2024, at a redemption price per Series B Preferred Share equal to $25.50 (102% of the liquidation preference of $25.00), plus an amount equal to all accumulated and unpaid distributions thereon to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
“Series B Rating Event” means a change by any rating agency to the criteria employed by such rating agency as of the date of original issuance of the Series B Preferred Shares for purposes of assigning ratings to securities with features similar to the Series B Preferred Shares, which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series B Preferred Shares, or (ii) a lower equity credit being given to the Series B Preferred Shares than the equity credit that would have been assigned to the Series B Preferred Shares by such rating agency pursuant to the current criteria.
Optional Redemption upon a Change of Control
If a Change of Control occurs, we may, at our option, redeem the Series B Preferred Shares, in whole but not in part, prior to December 15, 2024 and within 60 days after the occurrence of such Change of Control, at a price of $25.25 per Series B Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
If (i) a Change of Control occurs (whether before, on or after December 15, 2024) and (ii) we do not give notice prior to the 31st day following the Change of Control to redeem all the outstanding Series B Preferred Shares, the distribution rate per annum on the Series B Preferred Shares will increase by 5.00%, beginning on the 31st day following such Change of Control.
The Change of Control redemption feature of the Series B Preferred Shares may, in certain circumstances, make more difficult or discourage a sale or takeover of our limited liability company or a member of the Company and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.

Optional Redemption upon a Tax Redemption Event
If a Series B Tax Redemption Event (as defined below) occurs, we may, at our option, redeem the Series B Preferred Shares, in whole but not in part, prior to December 15, 2024, and within 60 days after the occurrence of such Series B Tax Redemption Event, at a price of $25.25 per Series B Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and would be subject to compliance with the provisions of the instruments governing our outstanding indebtedness.
“Series B Tax Redemption Event” means, after the date the Series B Preferred Shares are first issued, due to (a) an amendment to, or a change in official interpretation of the Code, Treasury Regulations promulgated thereunder, or administrative guidance or (b) an administrative or judicial determination, (i) we are advised by nationally recognized counsel or a “Big Four” accounting firm that we will be treated as an association taxable as a corporation for U.S. Federal income tax purposes or otherwise subject to U.S. Federal income tax (other than any tax imposed pursuant to Section 6225 of the Code, as amended by the Bipartisan Budget Act of 2015), or (ii) we file an IRS Form 8832 (or successor form) electing that we be treated as an association taxable as a corporation for U.S. Federal income tax purposes.
Redemption Procedures
If we elect to redeem any Series B Preferred Shares, we will provide notice to the holders of record of the Series B Preferred Shares to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the Series B Preferred Shares are held in book-entry form through a Securities Depositary, we may give this notice in any manner permitted by such Securities Depositary). Any notice given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, and any defect in such notice or in the provision of such notice to any holder of Series B Preferred Shares designated for redemption will not affect the redemption of any other Series B Preferred Shares. Each notice of redemption shall state:
• the redemption date;
• the redemption price;
• if fewer than all Series B Preferred Shares are to be redeemed, the number of Series B Preferred Shares to be redeemed; and
• the manner in which holders of Series B Preferred Shares called for redemption may obtain payment of the redemption price in respect of those shares.
If notice of redemption of any Series B Preferred Shares has been given and if the funds necessary for such redemption have been deposited by us in trust with a bank or a Securities Depositary for the benefit of the holders of any Series B Preferred Shares so called for redemption, then from and after the redemption date such Series B Preferred Shares will no longer be deemed outstanding for any purpose, all distributions with respect to such Series B Preferred Shares shall cease to accrue after the redemption date and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In the case of any redemption of only part of the Series B Preferred Shares at the time outstanding, the Series B Preferred Shares to be redeemed will be selected either pro rata or by lot. Subject to the provisions set forth in this description, the board of directors will have the full power and authority to prescribe the terms and conditions upon which Series B Preferred Shares may be redeemed from time to time.
Voting Rights
Owners of Series B Preferred Shares do not have any voting rights, except as set forth below or as otherwise required by applicable law. To the extent that owners of Series B Preferred Shares are entitled to vote, each holder of Series B Preferred Shares will have one vote per share, except that when shares of any class or series of Parity Securities have the right to vote with the Series B Preferred Shares as a single class on any matter, the Series B Preferred Shares and the shares of each such Parity Securities will have one vote for each $25.00 of liquidation preference (for the avoidance of doubt, excluding accumulated distributions).

Whenever dividends on any shares of the Series B Preferred Shares are in arrears for six or more quarterly Distribution Periods, whether or not consecutive, the number of directors then constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any Other Voting Preferred Shares). The holders of Other Voting Preferred Shares and the holders of the Series B Preferred Shares will be entitled to vote, by the affirmative vote of a majority of the votes entitled to be cast, for the election of those two additional directors at a special meeting of the holders of the Series B Preferred Shares and such Other Voting Preferred Shares and at each subsequent annual meeting of the holders of our common shares at which such directors are up for reelection; provided that when all distributions accumulated on the Series B Preferred Shares for all past Distribution Periods and the then current Distribution Period shall have been fully paid, the right of holders of the Series B Preferred Shares to elect any directors will cease and, unless there are any Other Voting Preferred Shares entitled to vote for the election of directors, the term of office of those two directors will forthwith terminate, any directors elected by holders of the Series B Preferred Shares shall immediately resign and the number of directors constituting the board of directors shall be reduced accordingly. However, the right of the holders of the Series B Preferred Shares and any Other Voting Preferred Shares to elect two additional directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as described above. In no event shall the holders of the Series B Preferred Shares be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our Capital Stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series B Preferred Shares and any Other Voting Preferred Shares exceed two.
If, at any time when the voting rights conferred upon the Series B Preferred Shares (as described above) are exercisable, any vacancy in the office of a director elected pursuant to the procedures described above shall occur, then such vacancy may be filled only by the remaining director or by the affirmative vote of a majority of the votes entitled to be cast by the holders of record of the outstanding Series B Preferred Shares and all Other Voting Preferred Shares, acting as a single class at a special meeting of such holders. Any director elected or appointed pursuant to the procedures described above may be removed at any time, with or without cause, only by the affirmative vote of holders of the outstanding Series B Preferred Shares and all Other Voting Preferred Shares, acting as a single class at a meeting of shareholders, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series B Preferred Shares and Other Voting Preferred Shares, and may not be removed by the holders of our common shares.
While any Series B Preferred Shares remain outstanding, we will not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series B Preferred Shares and all Other Voting Preferred Shares, acting as a single class, (i) authorize, create or issue any Senior Securities or reclassify any authorized Capital Stock into any Senior Securities or issue any obligation or security convertible into or evidencing the right to purchase any Senior Securities or (ii) amend, alter or repeal any provision of the Operating Agreement, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series B Preferred Shares; provided that in the case of clause (ii) above, if such amendment affects materially and adversely the rights, designations, preferences, powers and duties of one or more but not all of the classes or series of the Other Voting Preferred Shares (including the Series B Preferred Shares for this purpose), only the consent of the holders of at least 66 2/3% in voting power of the outstanding shares of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of 66 2/3% of the Other Voting Preferred Shares (including the Series B Preferred Shares for this purpose) as a class. However, we may create additional series or classes of Parity Securities and Junior Securities and issue additional classes or series of Parity Securities and Junior Securities without notice to or the consent of any holder of the Series B Preferred Shares; provided, however, that, in the case of Parity Securities, the full cumulative distributions for all past Distribution Periods on all outstanding Series B Preferred Shares shall have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside.
Notwithstanding the foregoing, none of the following will be deemed to affect the powers, preferences or special rights of the Series B Preferred Shares:
• any increase in the amount of authorized common shares or authorized preferred shares, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of Capital Stock, in each case ranking on parity with or junior to the Series B Preferred Shares as to distributions or distribution of assets upon our liquidation, dissolution or winding up;
• a merger or consolidation of us with or into another entity in which the Series B Preferred Shares remain outstanding with identical terms as existing immediately prior to such merger or consolidation; and
• a merger or consolidation of us with or into another entity in which the Series B Preferred Shares are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have terms identical (other than the identity of the issuer) to the terms of the Series B Preferred Shares.
The foregoing voting rights of the holders of Series B Preferred Shares shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding Series B Preferred Shares shall have been redeemed or called for redemption upon proper notice and we shall have set aside sufficient funds for the benefit of holders of Series B Preferred Shares to effect the redemption.
Forum Selection
Each person that holds or has held a Series B Preferred Share and each person that holds or has held any beneficial interest in a Series B Preferred Share (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings against us, or any director, officer, employee, control person, underwriter or agent of the Company or its affiliates, asserted under United States federal securities laws, otherwise arising under such laws, or that could have been asserted as a claim arising under such laws, shall be exclusively brought in the federal district courts of the United States of America (except, and only to the extent, that any such claims, actions or proceedings are of a type for which a member may not waive its right to maintain a legal action or proceeding in the courts of the State of Delaware with respect to matters relating to the organization or internal affairs of the Company as set forth under Section 18-109(d) of the Delaware Limited Liability Company Act); (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; and (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper.
Book-Entry System
All Series B Preferred Shares are represented by a single certificate issued to the Securities Depositary, and registered in the name of the Securities Depositary or its nominee, and no holder of the Series B Preferred Shares is entitled to receive a certificate evidencing Series B Preferred Shares unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Series B Preferred Shares will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Series B Preferred Shares, each holder of Series B Preferred Shares must rely on (i) the procedures of the Securities Depositary and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series B Preferred Shares and (ii) the records of the Securities Depositary and its participants to evidence its ownership of such Series B Preferred Shares.
So long as the Securities Depositary (or its nominee) is the sole holder of the Series B Preferred Shares, no beneficial holder of the Series B Preferred Shares will be deemed to be a holder of Series B Preferred Shares. The Depository Trust Company, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series B Preferred Shares, whether as a holder of the Series B Preferred Shares for its own account or as a nominee for another holder of the Series B Preferred Shares.
Certain Provisions of Delaware Law and Our Operating Agreement

Our Operating Agreement
Limited Liability
The Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the Operating Agreement.
Amendment of Our Operating Agreement
Amendments to our Operating Agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, our board of directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the total outstanding shares.
Prohibited Amendments. No amendment may be made that would:
• enlarge the obligations of any shareholder without such shareholder's consent, unless approved by at least a majority of the type or class of shares so affected;
• provide that we are not dissolved upon an election to dissolve our limited liability company by our board of directors that is approved by holders of a majority of the outstanding shares;
• change the term of existence of our company; or
• give any person the right to dissolve our limited liability company other than our board of directors' right to dissolve our limited liability company with the approval of holders of a majority of the total combined voting power of our outstanding shares.
The provision of our Operating Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the outstanding shares.
No Shareholder Approval.
Our board of directors may generally make amendments to our Operating Agreement without the approval of any shareholder or assignee to reflect:
• a change in our name, the location of our principal place of our business, our registered agent or our registered office;
• the admission, substitution, withdrawal or removal of shareholders in accordance with our Operating Agreement;
• the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;
• a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes other than as we specifically so designate;

• an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;
• an amendment or issuance that our board of directors determines to be necessary or appropriate for the authorization of additional securities;
• any amendment expressly permitted in our Operating Agreement to be made by our board of directors acting alone;
• an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our Operating Agreement;
• any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our Operating Agreement;
• a change in our fiscal year or taxable year and related changes; and
• any other amendments substantially similar to any of the matters described in the clauses above.
In addition, our board of directors may make amendments to our Operating Agreement without the approval of any shareholder or assignee if our board of directors determines that those amendments:
• do not adversely affect the shareholders in any material respect;
• are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;
• are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our shareholders;
• are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of shares under the provisions of our Operating Agreement; or
• are required to effect the intent expressed in this description or the intent of the provisions of our Operating Agreement or are otherwise contemplated by our Operating Agreement.
Anti-Takeover Effects of Delaware Law and Our Operating Agreement
The following is a summary of certain provisions of our Operating Agreement that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.
Authorized but Unissued Shares
Our authorized but unissued common shares and preferred shares will be available for future issuance without obtaining shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued common shares and preferred shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.
Delaware Business Combination Statute—Section 203
We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Section 203 of the DGCL, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our Operating Agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting shares.
Other Provisions of Our Operating Agreement
Our Operating Agreement provides that our board shall consist of not fewer than three and not more than nine directors as the board of directors may from time to time determine. Our board of directors consists of five directors and is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, are generally required to effect a change in a majority of our board of directors.
The classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our shareholders to be in their best interest.
In addition, our Operating Agreement provides that a director may be removed, only for cause, and only by the affirmative vote of at least 80% of the then issued and outstanding common shares entitled to vote in the election of directors.
In addition, our board of directors has the power to appoint a person as a director to fill a vacancy on our board occurring as a result of the death, disability, disqualification removal or resignation of a director, or as a result of an increase in the size of our board of directors.
Pursuant to our Operating Agreement, preferred shares may be issued from time to time, and the board of directors is authorized to determine and alter all designations, preferences, rights, powers and duties without limitation. Our Operating Agreement does not provide our shareholders with the ability to call a special meeting of the shareholders.
See also, “Series A Preferred Shares—Optional Redemption upon a Change of Control” and “Series B Preferred Shares—Optional Redemption upon a Change of Control.”
Ability of Our Shareholders to Act
Our Operating Agreement does not permit our shareholders to call special shareholders meetings. Special meetings of shareholders may be called by a majority of the Board of Directors or a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers include the authority to call such meetings. Written notice of any special meeting so called shall be given to each shareholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.
Our Operating Agreement also prohibits our shareholders from consenting in writing to take any action in lieu of taking such action at a duly called annual or special meeting of our shareholders.
Our Operating Agreement provides that nominations of persons for election to our board of directors may be made at any annual meeting of our shareholders, or at any special meeting of our shareholders called for the purpose of electing directors, (a) by or at the direction of our board of directors or (b) by certain shareholders. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to our Secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by a shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs and (ii) in the case of a special meeting, not later than the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure of the date of the special meeting was made, whichever first occurs.
Limitations on Liability and Indemnification of Directors and Officers
Our Operating Agreement provides that our directors will not be personally liable to us or our shareholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption is not permitted under the Delaware Limited Liability Company Act.
Our Operating Agreement provides that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.
We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our Operating Agreement against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Operating Agreement.
Corporate Opportunity
Under our Operating Agreement, to the extent permitted by law:
• Fortress and its respective affiliates, including the Manager and General Partner, have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;
• if Fortress and its respective affiliates, including the Manager and General Partner, or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, it has no duty to offer such corporate opportunity to us, our shareholders or affiliates;
• we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and
• in the event that any of our directors and officers who is also a director, officer or employee of Fortress and their respective affiliates, including the Manager and General Partner, acquire knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person's capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person's fiduciary duty and is not liable to us if Fortress and their respective affiliates, including the Manager and General Partner, pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.